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                                   EXHIBIT 4.4


                                 AMENDMENT NO. 1
                                       TO
                          CONSULTING SERVICES AGREEMENT

         THIS FIRST AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated October 10, 2003 (the "First Amendment"), is by and among Cambridge Securities Group (the "Consultant"), and Dtomi, Inc., a Nevada corporation (the "Client").

                                    RECITALS

         A. The Consultant and the Client entered into a Consulting Services Agreement dated September 5, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

         B. Client and Consultant wish to amend Sections 2 and 6(a) of the Agreement to extend the duration of the Agreement and provide for additional consideration in exchange for additional consulting services.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:

"2.      Consideration.

Client agrees to pay Consultant, as his fee and as consideration for services provided, Six Hundred Thousand (600,000) shares of common stock of the Client."

B. Section 6(a) of the Agreement shall be deleted in its entirety and shall read as follows:

"(a)     Term.

This Agreement shall become effective on the date appearing next to the signatures below and terminate Fifteen (15) months thereafter. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term."


EXECUTED on the date first set forth above.




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                        CLIENT:

                        DTOMI, INC.




                        By: _________________________
                            David M. Otto - Chairman of the Board




                        CONSULTANT:

                        CAMBRIDGE SECURITIES GROUP



                        By:
                            ----------------------------------------
                            Name: Barbara Lee - Secretary



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                                    Exhibit A

                          Consulting Services Agreement




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